Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EnerNOC, Inc. 2014 Long-Term Incentive Plan of our report dated March 12, 2015, with respect to the consolidated financial statements of EnerNOC, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, and our report dated March 12, 2015 with respect to the effectiveness of internal control over financial reporting of EnerNOC, Inc. as of December 31, 2014 included in its Annual Report (Form 10-K/A) for the year ended December 31, 2014, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 5, 2015